UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): June 5, 2014

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-0790350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, N.Y. 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) (d) On June 5, 2014, the Board of Directors of Bristol-Myers Squibb Company (the “Company”) appointed Giovanni Caforio, M.D., to serve as the Company’s Chief Operating Officer and elected Dr. Caforio as a member of the Board of Directors.  The size of the Board of Directors was increased to twelve in connection with Dr. Caforio’s election.

Dr. Caforio is 49 years old and has worked for the Company since 2000 in roles of increasing seniority.  He served as the Company’s Executive Vice President and Chief Commercial Officer from November 2013 through June 2014.  Prior to that role, he served as President, U.S.  In 2011, Dr. Caforio served as Senior Vice President, Oncology and Immunoscience, Global Commercialization.  From 2009 through 2010, he served as Senior Vice President, Oncology, Global Commercialization, and from 2007 through 2009 he served as Senior Vice President, U.S. Oncology.

Due to his employment with the Company, the Board of Directors has determined that Dr. Caforio is not independent under the New York Stock Exchange Listing Standards or the independence standards adopted by the Board of Directors.  Dr. Caforio will stand for election by the Company’s stockholders at the Annual Meeting of Stockholders in May 2015.

Dr. Caforio was not selected as a director pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the Company and Dr. Caforio.

Dr. Caforio will receive compensation for his service as Chief Operating Officer in accordance with the Company’s standard executive compensation program. Dr. Caforio will not be compensated for his service as a director of the Company.

A copy of the press release announcing Dr. Caforio’s election is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1        Press release dated June 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: June 9, 2014	By:	/s/ Sandra Leung
Name: Sandra Leung
Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 9, 2014.